                                                                    EXHIBIT 99.5

                  METALLURG, INC. AND CONSOLIDATED SUBSIDIARIES
            PRO FORMA CONDENSED STATEMENT OF CONSOLIDATED OPERATIONS
                          YEAR ENDED DECEMBER 31, 2000
                                   (UNAUDITED)
                                 (In thousands)

                                                                     Pro Forma
                                                     Historical   Adjustments (a)   Pro Forma
                                                     ----------   ---------------   ---------
Total revenue.....................................   $395,840       $(34,555)(b)     $361,285
                                                     --------       --------         --------
Operating costs and expenses:
   Cost of sales..................................    343,687        (29,411)(c)      314,276
   Selling, general and administrative expenses...     34,123         (2,836)          31,287
   Environmental expense recoveries...............       (750)            --             (750)
                                                     --------       --------         --------
   Total operating costs and expenses ............    377,060        (32,247)         344,813
                                                     --------       --------         --------
   Operating income...............................     18,780         (2,308)          16,472

Other income (expense):
   Other income, net..............................      5,491           (100)           5,391
   Interest expense, net..........................     (9,014)           (67)          (9,081)
                                                       ------       --------         --------
   Income before income tax provision and minority
     interest  ...................................     15,257         (2,475)          12,782
Income tax provision .............................      5,177           (886)           4,291
                                                       ------       --------         --------
   Income before minority interest ...............     10,080         (1,589)           8,491
Minority interest ................................          7            (21)             (14)
                                                     --------       --------         --------
   Net income ....................................   $ 10,087       $ (1,610)        $  8,477
                                                     ========       ========         ========

----------
(a) Reflects the activity of MeSA.

(b) Reflects the following:

   Total revenue of MeSA......................................    $(36,266)
   Adjustment of intergroup activity between MeSA
      and the companies retained by Metallurg.................       1,711
                                                                  --------
                                                                  $(34,555)
                                                                  ========

(c) Reflects the following:

   Total cost of sales of MeSA................................    $(31,122)
   Adjustment of intergroup activity between MeSA
      and the companies retained by Metallurg.................       1,711
                                                                  --------
                                                                  $(29,411)
                                                                  ========